                         INVESTMENT MANAGEMENT AGREEMENT

     INTERIM INVESTMENT MANAGEMENT AGREEMENT ("AGREEMENT"), dated as of December 28, 2004, between The Enterprise Group of Funds II, Inc., a Maryland corporation ("Corporation"), and AXA Equitable Life Insurance Company (formerly, The Equitable Life Assurance Society of the United States), a New York Stock life insurance company ("AXA Equitable" or "Manager").

     WHEREAS, the Corporation is registered as an investment company under the Investment Company Act of 1940, as amended ("Investment Company Act");

     WHEREAS, AXA Equitable is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

     WHEREAS, the Corporation is and will continue to be a series fund having one or more investment portfolios, each with its own investment objectives, investment policies and restrictions;

     WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract; and

     WHEREAS, the Board of Directors of the Corporation wishes to appoint AXA Equitable as the investment manager of the Corporation;

     NOW, THEREFORE, the Corporation and AXA Equitable hereby agree as follows:

1.   APPOINTMENT OF MANAGER

     The Corporation hereby appoints AXA Equitable as the investment manager for each of the Funds of the Corporation specified in Appendix A to this Agreement, as such Appendix A may be amended by Manager and the Corporation from time to time ("Funds"), subject to the supervision of the Directors of the Corporation and in the manner and under the terms and conditions set forth in this Agreement. Manager accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. Manager will be an independent contractor and will have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Corporation and Manager.

2.   DUTIES OF THE MANAGER

     A. Subject to the general supervision and control of the Directors of the Corporation and under the terms and conditions set forth in this Agreement, the Corporation acknowledges and agrees that it is contemplated that Manager will, at its own expense, select and contract with one or more investment advisers ("Advisers") to manage the investment operations and composition of each and every Fund of the Corporation and render investment advice for each Fund, including the purchase, retention, and disposition of the investments, securities and cash contained in each Fund, in accordance with each Fund's investment objectives, policies and restrictions as stated in the Corporation's Articles of Incorporation, By-Laws, and such Fund's Prospectus, Statement of Additional Information ("SAI") and Compliance Manual, as is from time to time in effect; provided, that any contract with an Adviser (an "Advisory Agreement") shall be in compliance with and approved as required by the Investment Company Act or in accordance with exemptive relief granted by the Securities and Exchange Commission ("SEC") under the Investment Company Act.

     B. Subject always to the direction and control of the Directors of the Corporation, Manager will have (i) overall supervisory responsibility for the general management and investment of each Fund's assets; (ii) full discretion to select new or additional Advisers for each Fund; (iii) full discretion to enter into and materially modify existing Advisory Agreements with Advisors; (iv) full discretion to terminate and replace any Adviser; and (v) full investment discretion to make all determinations with respect to the investment of a Fund's assets not then managed by an Adviser. In connection with Manager's responsibilities herein, Manager will assess each Fund's investment focus and will seek to implement decisions with respect to the allocation and reallocation of each Fund's assets among one or more current or additional Advisers from time to time, as the Manager deems appropriate, to enable each Fund to achieve its investment goals. In addition, Manager will monitor compliance of each Adviser with the investment objectives, policies and restrictions of any Fund or Funds (or portions of any Fund) under the management of such Adviser, and review and report to the Directors of the Corporation on the performance of each Adviser. Manager will furnish, or cause the appropriate Adviser(s) to furnish, to the Corporation such statistical information, with respect to the investments that a Fund (or portions of any Fund) may hold or contemplate purchasing, as the Corporation may reasonably request. On Manager's own initiative, Manager will apprise, or cause the appropriate Adviser(s) to apprise, the Corporation of important developments materially affecting each Fund (or any portion of a Fund that they advise) and will furnish the Corporation, from time to time, with such information as may be appropriate for this purpose. Further, Manager agrees to furnish, or cause the appropriate Adviser(s) to furnish, to the Directors of the Corporation such periodic and special reports as the Directors of the Corporation may reasonably request. In addition, Manager agrees to cause the appropriate Adviser(s) to furnish to third-party data reporting services all currently available standardized performance information and other customary data.

     C. Manager will also furnish to the Corporation, at its own expense and without remuneration from or other cost to the Corporation, the following:

          (i) Office Space. Manager will provide office space in the offices of the Manager or in such other place as may be reasonably agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment;

          (ii) Personnel. Manager will provide necessary executive and other personnel, including personnel for the performance of clerical and other office functions, exclusive of those functions: (a) related to and to be performed under the Corporation's contract or contracts for administration, custodial, accounting, bookkeeping, transfer, and dividend disbursing agency or similar services by any entity, including Manager or its affiliates, selected to perform such services under such contracts; and (b) related to the services to be provided by any Adviser pursuant to an Advisory Agreement; and

          (iii) Preparation of Prospectus and Other Documents. Manager will provide other information and services, other than services of outside counsel or independent accountants or services to be provided by any Adviser under any Advisory Agreement, required in connection with the preparation of all registration statements and Prospectuses, prospectus supplements, SAIs, all annual, semiannual, and periodic reports to shareholders of the Corporation, regulatory authorities, or others, and all notices and proxy solicitation materials, furnished to shareholders of the Corporation or regulatory authorities, and all tax returns.

     D. Limitations on Liability. Manager will exercise its best judgment in rendering its services to the Corporation, and the Corporation agrees, as an inducement to Manager's undertaking to do so, that the Manager will not be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation in connection with the matters to which this Agreement relates, but will be liable only for willful misconduct, bad faith, gross negligence or reckless disregard of its duties or obligations in rendering its services to the Corporation as specified in this Agreement. Any person, even though an officer, director, employee or agent of Manager, who may be or become an officer, Director, employee or agent of the Corporation, shall be deemed, when rendering services to the Corporation or when acting on any business of the Corporation, to be rendering such services to or to be acting solely for the Corporation and not as an officer, director, employee or agent, or one under the control or direction of Manager, even though paid by it.

     E. Section 11 of the Securities Exchange Act of 1934, as amended. The Corporation hereby agrees that any entity or person associated with Manager that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of a Fund to the extent and as permitted by Section 11(a)(1)(H) of the Securities Exchange Act of 1934, as amended ("1934 Act").

     F. Section 28(e) of the 1934 Act. Subject to the appropriate policies and procedures approved by the Board of Directors, the Manager may, to the extent authorized by Section 28(e) of the 1934 Act, cause a Fund to pay a broker or dealer that provides brokerage or research services to the Manager, the Adviser, the Corporation and the Fund an amount of commission for effecting a Fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Manager determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided in terms of that particular transaction or the Manager's overall responsibilities to the Fund, the Corporation or its other investment advisory clients. To the extent authorized by said Section 28(e) and the Board of Directors, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. In addition, subject to seeking "best execution" and in compliance with the Conduct Rules of the National Association of Securities Dealers, Inc., the Manager may also consider sales of shares of the Corporation as a factor in the selection of brokers and dealers.

     G. Directed Brokerage. Subject to the requirement to seek best execution, and to the appropriate policies and procedures approved by the Board of Directors, the Corporation reserves the right to direct the Manager to cause Advisers to effect transactions in Fund securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Corporation is required to pay or for which the Corporation is required to arrange payment pursuant to this Agreement. At the discretion of the Board of Directors, such resources may be used to pay or cause the payment of Corporation Expenses or may be used to finance activities that are primarily intended to result in the sale of Corporation shares.

3.   ALLOCATION OF EXPENSES

     A. Expenses Paid by the Manager:

          (i) Salaries, Expenses and Fees of Certain Persons. Manager (or its affiliates) shall pay all salaries, expenses, and fees of the Directors and officers of the Corporation who are officers, directors/trustees, partners, or employees of Manager or its affiliates; and

          (ii) Assumption of Corporation Expenses. The payment or assumption by Manager of any expense of the Corporation that Manager is not required by this Agreement to pay or assume shall not obligate Manager to pay or assume the same or any similar expense of the Corporation on any subsequent occasion.

     B. Expenses Paid by the Corporation: The Corporation will pay all expenses of its organization, operations, and business not specifically assumed or agreed to be paid by Manager, as provided in this Agreement, or by an Adviser, as provided in an Advisory Agreement. Without limiting the generality of the foregoing, the Corporation shall pay or arrange for the payment of the following:

          (i) Preparing, Printing and Mailing of Certain Documents. The costs of preparing, setting in type, printing and mailing of Prospectuses, Prospectus supplements, SAIs, annual, semiannual and periodic reports, and notices and proxy solicitation materials required to be furnished to shareholders of the Corporation or regulatory authorities, and all tax returns;

          (ii) Officers and Directors. Compensation of the officers and Directors of the Corporation who are not officers, directors/trustees, partners or employees of Manager or its affiliates;

          (iii) Registration Fees and Expenses. All legal and other fees and expenses incurred in connection with the affairs of the Corporation, including those incurred with respect to registering its shares with regulatory authorities and all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing with necessary regulatory authorities of any registration statement and Prospectus, and any amendments or supplements that may be made from time to time, including registration, filing and other fees in connection with requirements of regulatory authorities;

          (iv) Custodian and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Corporation's cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any;

          (v) Independent Legal and Accounting Fees and Expenses. The charges for the services and expenses of the independent accountants and legal counsel retained by the Corporation, for itself or its Independent Directors (as defined herein);

          (vi) Transfer Agent. The charges and expenses of maintaining shareholder accounts, including all charges of transfer, bookkeeping, and dividend disbursing agents appointed by the Corporation;

          (vii) Brokerage Commissions. All brokers' commissions and issue and transfer taxes chargeable to the Corporation in connection with securities transactions to which the Corporation is a party;

          (viii) Taxes. All taxes and corporate fees payable by or with respect to the Corporation to federal, state, or other governmental agencies, including preparation of such documents as required by any governmental agency in connection with such taxes;

          (ix) Trade Association Fees. Any membership fees, dues or expenses incurred in connection with the Corporation's membership in any trade association or similar organizations;

          (x) Bonding and Insurance. All insurance premiums for fidelity and other coverage;

          (xi) Shareholder and Board Meetings. All expenses incidental to holding shareholders and Directors meetings, including the printing of notices and proxy materials and proxy solicitation fees and expenses;

          (xii) Pricing. All expenses of pricing of the net asset value per share of each Fund, including the cost of any equipment or services to obtain price quotations; and

          (xiii) Nonrecurring and Extraordinary Expenses. Such extraordinary expenses, such as indemnification payments or damages awarded in litigation or settlements made.

4.   COMPENSATION OF MANAGER

     For its services performed hereunder, the Corporation will pay Manager with respect to each Fund the compensation specified in Appendix A to this Agreement. Such compensation shall be paid to Manager by the Corporation on the first day of each month; however, the Corporation will calculate this charge on the daily average value of the assets of each Fund and accrue it on a daily basis.

5.   NON-EXCLUSIVITY

     The services of Manager to the Corporation are not to be deemed to be exclusive, and Manager shall be free to render investment management, advisory or other services to others (including other investment companies) and to engage in other activities so long as the services provided hereunder by Manager are not impaired. It is understood and agreed that the directors, officers and employees of Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors/trustees, or employees of any other firm or corporation, including other investment companies.

6.   SUPPLEMENTAL ARRANGEMENTS

     Manager may enter into arrangements with its parent or other persons affiliated or unaffiliated with Manager for the provision of certain personnel and facilities to Manager to enable Manager to fulfill its duties and obligations under this Agreement.

7.   REGULATION

     Manager shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

8.   RECORDS

     The records relating to the services provided under this Agreement shall be the property of the Corporation and shall be under its control; however, the Corporation shall furnish to Manager such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Corporation by Manager free from any claim or retention of rights therein, provided that the Manager may retain copies of any such records that are required by law. Manager shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Corporation has authorized such disclosure or if such disclosure is expressly required or lawfully requested by applicable federal or state regulatory authorities.

9.   DURATION OF AGREEMENT

     This Interim Agreement shall become effective with respect to each Fund on the date of its execution. This Interim Agreement shall terminate on the earlier of:

     (a)  February 27, 2005; or

     (b) approval by a vote of each Fund's outstanding voting securities of an investment management agreement.

10.  TERMINATION OF AGREEMENT

     This Agreement may be terminated at any time, without the payment of any penalty, by the Directors, including a majority of the Independent Directors of the Corporation, by the vote of a majority of the outstanding voting securities of the Corporation, or with respect to any affected Fund, by the vote of a majority of the outstanding voting securities of such Fund, on ten (10) days' written notice to Manager, or by Manager on sixty (60) days' written notice to the Corporation. This Agreement will automatically terminate, without payment of any penalty, in the event of its assignment.

11.  PROVISION OF CERTAIN INFORMATION BY MANAGER

     Manager will promptly notify the Corporation in writing of the occurrence of any of the following events:

     A. Manager fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which Manager is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

     B. Manager is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Corporation; and/or

     C. the chief executive officer or controlling stockholder of Manager or the Fund manager of any Fund changes or there is otherwise an actual change in control or management of Manager.

12.  AMENDMENTS TO THE AGREEMENT

     Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of each of the Funds affected by the amendment (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Directors of the Corporation cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to any Fund if a majority of the outstanding voting securities of that Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the amendment or (b) all the Funds of the Corporation.

13.  ENTIRE AGREEMENT

     This Agreement contains the entire understanding and agreement of the parties.

14.  HEADINGS

     The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15.  NOTICES

     All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Corporation or Manager in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

16.  FORCE MAJEURE

     Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

17.  SEVERABILITY

     Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

18.  INTERPRETATION

     Nothing herein contained shall be deemed to require the Corporation to take any action contrary to its Amended and Restated Agreement and Declaration of Corporation or By-Laws, or any applicable statutory or regulatory requirements to which it is subject or by which it is bound, or to relieve or deprive the Directors of their responsibility for and control of the conduct of the affairs of the Corporation.

19.  GOVERNING LAW

     The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York (without giving effect to its conflict of laws principles), or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment," and "affiliated persons," as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act unless otherwise stated herein. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

                                   THE ENTERPRISE GROUP OF FUNDS II, INC.


                                   By: /s/ Kenneth T. Kozlowski
                                       -----------------------------------------
                                       Kenneth T. Kozlowski
                                       Treasurer and Chief Financial Officer


                                   AXA EQUITABLE LIFE INSURANCE COMPANY


                                   By: /s/ Steven M. Joenk
                                       -----------------------------------------
                                       Steven M. Joenk
                                       Senior Vice President

                                   APPENDIX A
                                     TO THE
                     INTERIM INVESTMENT MANAGEMENT AGREEMENT

                                      Fund

            Fund                                Management Fee
----------------------------   ---------------------------------------------
Enterprise Money Market Fund   0.350% of the Fund's average daily net assets